Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Robert Forrester

Executive Vice President, Chief Financial Officer

CombinatoRx, Incorporated

Phone: 617-425-7100

Fax: 617-425-7010

rforrester@combinatorx.com

COMBINATORX DRUG CANDIDATE CRx-102 DEMONSTRATES POSITIVE PHASE 2 STUDY
RESULTS IN HAND OSTEOARTHRITIS

Trial Meets Primary Endpoint with Statistically Significant Reduction in Pain

BOSTON, MA – January 30, 2006- CombinatoRx, Incorporated (NASDAQ: CRXX) today announced positive preliminary results of its randomized, blinded, placebo-controlled phase 2 clinical trial of CRx-102 in patients with osteoarthritis (OA) of the hand.  The study met its primary endpoint of improvement in the AUSCAN visual analogue pain scale.  Analysis of the primary endpoint shows mean change from baseline in the CRx-102 group was -102.4mm (a 33% improvement in pain) compared to mean change from baseline in the placebo group of -30.9mm (a 10% improvement).  This improvement in pain was statistically significant with p=0.006.  CRx-102 is a novel synergistic combination drug candidate discovered and developed by CombinatoRx using CombinatoRx’s combination high throughput screening technology.

CRx-102 was generally well tolerated and there were no serious adverse events reported.  The most common adverse events observed with CRx-102 were headache and nausea, known side effects of one of the two components.

“The preliminary results from this first phase 2a trial of CRx-102 give a strong indication of efficacy in hand OA with a good safety profile,” said Dr. Jan Lessem, Chief Medical Officer of CombinatoRx. “We look forward to completing the secondary analyses, presenting the data in an appropriate medical forum, and finalizing our further development plans for this product candidate.”

“This preliminary data on CRx-102 has provided the first statistically significant demonstration of a clinically beneficial effect in chronic disease for one of our drug candidates and provides evidence of successful translation of our drug discovery technology platform into human clinical data,” said Alexis Borisy, President and CEO of CombinatoRx.

CRx-102 is currently under study in two further phase 2 clinical trials in patients with rheumatoid arthritis and in a systemic inflammatory disease model, chronic adult periodontitis. CRx-102 is one of a portfolio of seven product candidates that CombinatoRx is currently testing in phase 2 clinical trials.

About the Trial Design

This trial was a multi-center, blinded, placebo-controlled, randomized study of the effect of a 6-week treatment of CRx-102 compared to placebo in a 1:1 ratio with a primary endpoint of pain relief in subjects with hand osteoarthritis as measured by the AUSCAN pain subscale index.  The AUSCAN Osteoarthritis Index is a visual analogue scale (VAS) developed specifically for hand osteoarthritis, similar to the WOMAC index which is used for knee and joint osteoarthritis.

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Secondary endpoints of the study include assessment of the patient global assessment, the AUSCAN physical function subscale, pain relief of joints of the hand, and biomarkers.

Patients were enrolled who had moderate to severe hand OA as determined by ACR criteria and a minimum score on the AUSCAN scale.  CRx-102 was dosed in this trial using 3mg of prednisolone and two different doses of dipyridamole.  Patients received the first ratio for the first week of treatment, and the second ratio for the following five weeks.  Enrollment of 83 subjects was completed at four Norwegian study centers.

About CRx-102

CRx-102 is a novel orally available syncretic drug candidate in clinical development for immuno-inflammatory diseases.  A syncretic drug comprises two compounds that are designed to act together synergistically through multiple pathways to provide a novel therapeutic effect which neither component alone can achieve.  CRx-102 contains a low dose of prednisolone and dipyridamole.  The target product profile for CRx-102 is to selectively amplify certain elements of prednisolone’s anti-inflammatory and immunomodulatory effects, without replicating steroid toxicity.

About Osteoarthritis

Osteoarthritis is the most common degenerative joint disease and a frequent cause of physical disability among older adults.  In the United States more than 21 million people suffer from the disease(1).  OA affects the hands, lower back, neck, and weight-bearing joints such as the knees, hips, and foot joints. Symptoms of OA range from stiffness and intermittent mild pain to severe joint pain and impaired biomechanical function.  Although there is no cure for most forms of OA, various therapies can help patients manage symptoms such as non-steroidal anti-inflammatory drugs, COX-2 inhibitors, local analgesics, intra-articular corticosteroid injection and surgery.

Analyst Briefing on January 31, 2006

CombinatoRx, Incorporated will discuss these preliminary results from this clinical trial at its analyst day meeting tomorrow, Tuesday, Jan. 31, 2006 at 8:30am EST.  The meeting will be held at the Millennium Broadway Hotel in New York City and may be accessed live via webcast by visiting www.combinatorx.com.

About CombinatoRx

CombinatoRx, Incorporated is a biopharmaceutical company focused on developing new medicines built from synergistic combinations of approved drugs, designed to attack disease on multiple fronts. CombinatoRx applies its proprietary combination drug discovery technology to identify new combination product candidates in a number of disease areas, including immuno-inflammatory disease, oncology, metabolic disease, neurodegenerative disease, and infectious disease. By applying our proprietary screening technology, we have discovered and advanced into clinical trials a portfolio of seven product candidates targeting multiple diseases. For further information, please visit the CombinatoRx website at www.combinatorx.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning ongoing analyses of the clinical trial results and related publications, CombinatoRx’s timeframe for the announcement of results from clinical trials of its other product candidates, its plans for further research and development of its CRx-102 product candidate, its plans with respect to the research and development of its product candidates and its drug discovery technology. These forward-looking statements about future expectations, plans and prospects of CombinatoRx involve significant risks, uncertainties and assumptions, including risks related to its ability to initiate and successfully complete clinical trials of its product candidates, the unproven nature of the CombinatoRx drug discovery technology, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of its product candidates, the Company’s ability to obtain additional funding for its research and development and those other risks that can be found in the “Risk Factors” section of CombinatoRx’s Registration Statement on Form S-1 on file with the Securities and Exchange Commission. No forward-looking statement can be guaranteed and actual results may differ materially from those CombinatoRx projects.

In addition, the forward-looking statements included in this press release represent CombinatoRx’s views as of the date of this release. CombinatoRx anticipates that subsequent events and developments will cause its views to change. However, while CombinatoRx may elect to update these forward-looking statements at some point in the future, CombinatoRx specifically disclaims any obligation to do so, except as required by applicable law. These forward-looking statements should not be relied upon as representing CombinatoRx’s views as of any date subsequent to the date of this release.  CRx-102 has not been approved for use by the United States Food and Drug Administration for osteoarthritis and CombinatoRx has not applied for approval of CRx-102 for the treatment of osteoarthritis.

(1) Arthritis Foundation

(c) 2006 CombinatoRx, Incorporated. All rights reserved.

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